Exhibit 99.1
MEGAWEST ENERGY CORP.
CANADIAN EQUITY INCENTIVE PLAN
Amended and Restated June 5, 2008

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Choice of Law	4
1.3 Headings	4

ARTICLE 2 PURPOSE AND PARTICIPATION	4
2.1 Purpose	4
2.2 Participation	4
2.3 Representation of Employee Status	5
2.4 Notification of Award	5
2.5 Copy of Plan	6
2.6 Limitation	6

ARTICLE 3 SHARES SUBJECT TO PLAN	6
3.1 Board to Allot Shares	6
3.2 Number of Shares	6
3.3 Reuse of Shares	6

ARTICLE 4 TERMS AND CONDITIONS OF AWARDS	7
4.1 In General	7
4.2 Term of Award	7
4.3 Exercise Price	8
4.4 Options	8
4.5 SARs	9
4.6 Restricted Stock Units	9
4.7 Performance Awards	9
4.8 Other Awards	10
4.9 Tandem Awards	10
4.10 Vesting	10
4.11 Assignment of Awards	10

ARTICLE 5 EXERCISE OR CONVERSION OF INCENTIVE	10
5.1 In General	11
5.2 Exercise of Option	11
5.3 SARs	11
5.4 Issuance of Shares; Securities Regulation and Tax Withholding	12

ARTICLE 6 CAPITAL ADJUSTMENTS, MERGER, LIQUIDATION OR ARRANGEMENT	14
6.1 Adjustments upon Changes in Capitalization	14
6.2 Merger, Liquidation or Arrangement	14
6.3 Receipt of Exchange Shares	14
6.4 Fractional Shares	15
6.5 Decision of Board; Discretion	15

ARTICLE 7 ADMINISTRATION	15
7.1 Administration	15

7.2 Interpretation	15

ARTICLE 8 AMENDMENT AND TERMINATION	16
8.1 Prospective Amendment	16
8.2 Retrospective Amendment	16
8.3 Termination	16
8.4 Agreement	17

MEGAWEST ENERGY CORP. CANADIAN EQUITY INCENTIVE PLAN
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:
(a)	“Administrator” means, initially, the Vice President Finance & Controller of the Company and thereafter shall mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(b)	“Affiliate” has the meaning prescribed in the Business Corporations Act (Alberta) as amended from time to time;

(c)	“Applicable Laws” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of Shares, if any, under applicable corporate laws, applicable securities laws, the Income Tax Act (Canada), the rules of any applicable stock exchange or stock quotation system on which the Shares may be listed, and the rules of any foreign jurisdiction applicable to Incentives granted to residents therein;

(d)	“Associate” has the meaning prescribed in the Securities Act (Alberta) as amended from time to time;

(e)	“Award” means the grant of any Option, SAR, Restricted Stock Units, Performance Award, or Other Award whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”);

(f)	“Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award (for purposes of an Option, the Option Certificate shall serve as the Award Agreement);

(g)	“Award Date” means the date on which the Board grants and announces a particular Incentive;

(h)	“Board” means the board of directors of the Company;

(i)	“Change of Control” means, in respect of the Company, the occurrence of any of:
(i)	the purchase or acquisition of Shares and/or securities convertible into Shares or carrying the right to acquire Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any Affiliates or Associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Subject Persons”) beneficially own or exercise control or direction over Shares and/or Convertible Securities such that, after the conversion of the Convertible Securities beneficially owned by the Subject Persons, the Subject Persons would have the right to cast more than 50% of the votes attached to all Shares; provided that, the acquisition of Shares or Convertible Securities pursuant to the issuance of securities from treasury which results in a Subject Person, or Subject Persons, beneficially owning or exercising control or direction over 50% of the votes attached to all Shares (assuming the conversion of the Convertible Securities beneficially owned by Subject Persons) where the Board continues to be supportive of the direction of the Company under the management of the Chief Executive Officer, shall not constitute a “Change of Control”; or
(ii)	approval by the shareholders of:
(A)	an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity pursuant to which the shareholders of the Company immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the Shares;

(B)	a liquidation, dissolution or winding up of the Company;

(C)	the sale, lease or other disposition of all or substantially all of the assets of the Company;

(D)	the election at a meeting of the Company’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior Board, and who would represent a majority of the Board; or

(E)	the appointment of a number of directors which would represent a majority of the Board and which were nominated by any holder of voting shares of the Company or by any group of holders of voting shares of the Company acting jointly or in concert and not approved by the Company’s prior Board;
(j)	“Company” means Megawest Energy Corp., formerly Brockton Capital Corp., or any “affiliate” (as defined under the Business Corporations Act (Alberta));

(k)	“Director” means any individual holding the office of director or senior officer of the Company;

(l)	“Employee” means any individual regularly employed on a full-time or part-time basis by the Company or other persons who perform management or consulting services or investor relations services for the Company on an ongoing basis;

(m)	“Exercise Notice” means the notice representing the exercise of an Option, in the form set out as Schedule B hereto, duly executed by the Holder, or the notice representing the exercise of a SAR, in the form approved by the Company;

(n)	“Exercise Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised and is the period from and including the Award Date through to and including the Expiry Date;

(o)	“Exercise Price” means the price at which an Option or SAR may be exercised as determined in accordance with Section 4.3;

(p)	“Expiry Date” means the date after which a particular Incentive cannot be exercised;

(q)	“Incentive” is defined in Section 1.1(e) hereof;

(r)	“Option” means an option to acquire Shares, awarded to a Participant pursuant to the Plan;

(s)	“Option Certificate” means the certificate, substantially in the form set out as Schedule A hereto, evidencing an Option;

(t)	“Participant” means a Director or Employee of the Company to whom an Award is granted under this Plan;

(u)	“Performance Award” means an Award hereunder of cash, Shares, units or rights based upon, payable in, or otherwise related to, Shares pursuant to the Plan;

(v)	“Personal Representative” means:
(i)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Participant who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Participant;
(w)	“Plan” means this Megawest Energy Corp. Equity Incentive Plan for Canadian Directors and Employees;

(x)	“Restricted Stock Units” means rights awarded to Participants pursuant to the Plan, which are convertible into Shares at such time as such units are no longer subject to restrictions as established by the Board;

(y)	“SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Shares, equal to the excess of the fair market value of a specified number of Shares as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the Exercise Price for such Shares;

(z)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital of the Company;
1.2 Choice of Law
The Plan is established under and the provisions of the Plan shall be interpreted and construed in accordance with the laws of the Province of Alberta and the federal laws applicable therein.
1.3 Headings
The headings used herein are for convenience only and are not to affect the interpretation of the Plan.
ARTICLE 2
PURPOSE AND PARTICIPATION
2.1 Purpose
The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and Employees who make valuable contributions toward the long term goals of the Company and to enable and encourage such Participants to acquire a proprietary interest in the Company through the granting of Options, SARs, Restricted Stock Units, Performance Awards, or other share-related awards.
2.2 Participation
The Board shall, from time to time, in its sole discretion, determine those Directors and Employees, if any, to whom Incentives are to be awarded. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Board’s determinations under the Plan (including without limitation determinations of which Directors or Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among the Directors or Employees who receive, or are eligible to receive, Awards under the Plan.
If the Board elects to award an Option to a Director, the Board shall, in its sole discretion but subject to Section 3.2, determine the number of Shares to be acquired on the exercise of such Option. If the Board elects to award an Option to an Employee, the Board shall, in its sole discretion but subject to Section 3.2, determine, the number of Shares to be acquired on the exercise of such Option, and in so doing the Board may take into account the following criteria:
(a)	the annual salary of the Employee as at the Award Date in relation to the total annual salaries payable by the Company to all of its Employees as at the Award Date;

(b)	the length of time that the Employee has been employed by the Company; and

(c)	the quality of work performed by the Employee.

2.3 Representation of Employee Status
In awarding an Incentive to an Employee, the Board shall represent, on behalf of the Company that the Employee is either:
(a)	a bona fide employee of the Company, being:
(i)	an individual who is considered an employee under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)	an individual who works full-time for the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)	an individual who works for the Company on continuing and regular basis providing services normally provided by an employee and who is subject the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or
(b)	a bona fide consultant, being in relation to the Company, an individual (or a company of which the consultant is an employee or shareholder, or a partnership of which the consultant is an employee or partner) who:
(i)	provides ongoing consulting services, other than services provided in relation to a distribution, to the Company or an Affiliate of the Company under a written contract;

(ii)	possesses technical, business or management expertise of value to the Company or an Affiliate of the Company;

(iii)	spends a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.
2.4 Notification of Award
Following the approval by the Board of the awarding of an Award, the Administrator shall notify the Participant in writing of the Award and, if granted an Option, shall enclose with such notice the Option Certificate representing the Option so awarded.

2.5 Copy of Plan
Each Participant, concurrently with the delivery of the notice of the Award made pursuant to Section 2.4, shall be provided with notice as to where a copy and any future amendments of this Plan may be viewed.
2.6 Limitation
The Plan does not give any Participant that is a Director the right to serve or continue to serve as a Director of the Company nor does it give any Participant that is an Employee the right to be or to continue to be employed by the Company.
ARTICLE 3
SHARES SUBJECT TO PLAN
3.1 Board to Allot Shares
The Shares to be issued to Participants upon the exercise of Incentives shall be allotted and authorized for issuance by the Board prior to the exercise thereof.
3.2 Number of Shares
The total number of Shares that may be issued upon the exercise of Incentives shall not exceed: (a) 10% of the total number of Shares issued and outstanding from time to time; (b) less the total number of Shares that may be issued pursuant to Awards granted under the U.S. Equity Incentive Plan dated of even date herewith for U.S. based employees; and (c) less the total number of Shares that may be issued upon the exercise of options otherwise granted by the Company.
The Company may not grant Incentives to any person and that person’s Associates that will in the aggregate, when exercised, exceed, in any 12 month period, five percent (5%) of the issued and outstanding Shares of the Company. Notwithstanding anything contained elsewhere herein, a consultant providing investor relations services shall not be eligible to receive awards covering more than two percent (2%) of the Company’s issued and outstanding Shares, with a vesting of one quarter (1/4) every three (3) months. No consultant providing services other than investor relations services shall receive options to acquire more than two percent (2%) of the issued and outstanding Shares.
Shares to be issued may be made available from authorized but unissued common stock or Shares held by the Company in its treasury. During the term of this Plan, the Company will at all times reserve and keep available the number of Shares that shall be sufficient to satisfy the requirements of this Plan.
3.3 Reissuance of Awards
To the extent that any Award under this Plan shall be forfeited, shall expire or be cancelled, in whole or in part, then the number of Shares covered by the Award so forfeited, expired or cancelled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of Shares or by cash or other consideration shall be counted against the maximum number of Shares that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of Shares. Awards will not reduce the number of Shares that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of Shares, as, for example, a SAR that can be satisfied only by the payment of cash.
ARTICLE 4
TERMS AND CONDITIONS OF AWARDS
4.1 In General
The grant of an Award shall be authorized by the Board and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of Shares subject to the Incentive(s), the Exercise Price (if applicable), the Exercise Period, the Award Date, and such other terms, provisions, limitations, and performance objectives, as are approved by the Board, but not inconsistent with the Plan. The Company shall execute an Award Agreement with the Participant after the Board approves the issuance of an Award. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.
4.2 Term of Award
At the time of the grant of an Award, the Board shall designate the Expiry Date of an Award, provided that the Expiry Date of an Award shall be the earlier of the date so fixed by the Board at the time the Award is awarded and the date established, if applicable, in paragraphs (a) to (c) below and shall be subject to the restrictions of any stock exchange that the Shares of the Company trade upon:
(a)	Death

In the event that the Participant should die while he or she is still a Director (if he or she holds his or her Award as Director) or Employee (if he or she holds his or her Award as Employee), the Expiry Date shall be one (1) year from the date of death of the Participant; or

(b)	Ceasing to Hold Office

In the event that the Participant holds his or her Award as Director of the Company and such Participant ceases to be a Director of the Company other than by reason of death, the Expiry Date of the Award shall be the 30th day following the date the Participant ceases to be a Director of the Company unless the Participant ceases to be a Director of the Company but continues to be engaged by the Company as an Employee, in which case the Expiry Date shall remain unchanged, or unless the Participant ceases to be a Director of the Company as a result of:
(i)	ceasing to meet the qualifications set forth in section 105(1) of the Business Corporations Act (Alberta) or such other qualifications required by the corporate laws in any other jurisdiction under which the Company is continued or amalgamated; or
(ii)	by order of the Alberta Securities Commission or any regulatory body having jurisdiction to so order, in which case the Expiry Date shall be the date the Participant ceases to be a Director of the Company.
(c)	Ceasing to be Employed

In the event that the Participant holds his or her Award as an Employee of the Company and such Participant ceases to be an Employee of the Company other than by reason of death, or if the Employee is a party providing investor relations services or management or consulting services to the Company and ceases to continue providing such services to the Company, the Expiry Date of the Award shall be the 30th day following the date the Participant ceases to be an Employee of the Company or ceases to continue providing such investor relations, management and consulting services to the Company unless the Participant ceases to be an Employee of the Company or ceases to continue providing such services to the Company as a result of:
(i)	termination for cause; or

(ii)	by order of the Alberta Securities Commission or any regulatory body having jurisdiction to so order, in which case the Expiry Date shall be the date the Participant ceases to be an Employee of the Company or ceases to continue providing such services. Notwithstanding any other provision hereof, the Expiry Date of one or more outstanding Awards may be extended up to ninety days (90) by the Administrator or the Board, in the absence of such, at such times as it shall determine in its sole discretion.
4.3 Exercise Price
The Exercise Price shall be that price per share, as determined by the Board, in its sole discretion subject to the restrictions of any stock exchange the Shares Company may trade upon, and announced as of the Award Date, at which a Director or Employee may purchase a Share upon the exercise of an Option, or with respect to a SAR, the price at which a SAR may be exercised (or converted into a Share). The Exercise Price for any Share subject to an Option may be equal to or greater than the fair market value of the Share on the Award Date.
4.4 Options
The Board may grant Options to any Participant, either as a separate Award or in connection with a SAR, under such terms and conditions as shall be established by the Board and not otherwise inconsistent with the Plan. The Exercise Price for any Share subject to an Option may be equal to or greater than the fair market value of the Share on the Award Date.
4.5 SARs
The Board may grant SARs to any Participant, either as a separate Award or in connection with an Option under such terms and conditions as shall be established by the Board and not otherwise inconsistent with the Plan. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in Shares, or a combination thereof. With respect to the exercise of a SAR payable in Shares, the holder shall receive that number of whole Shares of the Company having an aggregate fair market value on the date of exercise equal to the value obtained by multiplying (i) the difference between the fair market value of a Share on the date of exercise, determined by the Board, in its sole discretion, over the Exercise Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of Shares as to which the SAR is exercised, with a cash settlement to be made for any fractional Shares. The Exercise Price for any Share subject to a SAR may be equal to or greater than the fair market value of the Share on the Award Date. The Board, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.
4.6 Restricted Stock Units
Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Board and not otherwise inconsistent with the Plan. The grant of the Restricted Stock Units may provide that the holder may be paid for the value of the Restricted Stock Unit either in cash or in Shares, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Board determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of Shares or units sold to the Participant, resell to the Company at cost) such Shares or units in the event such Participant ceases to serve as a Director or Employee of the Company during the period of restriction.
4.7 Performance Awards
The Board may grant Performance Awards to one or more Participants, including Shares in lieu of a cash performance bonus, under such terms and conditions as shall be established by the Board and not otherwise inconsistent with the Plan or Applicable Law. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the applicable performance goals to be achieved during a performance period, and the maximum or minimum settlement values. If the Performance Award is to be in Shares, the Performance Awards may provide for the issuance of the Shares at the time of the grant of the Performance Award or at the time of the certification by the Board that the performance goals for the performance period have been met. Performance Awards may be paid in cash, Shares, or other consideration, or any combination thereof. If payable in Shares, the consideration for the issuance of such Shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Board.
4.8 Other Awards
The Board may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, Shares, if the Board determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.
4.9 Tandem Awards
The Board may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be cancelled if, and to the extent, the other Incentive is exercised. For example, if an Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 Shares, the right of the Participant to exercise the related Option shall be cancelled to the extent of 100 Shares.
4.10 Vesting
     (a) General
Awards granted pursuant to the Plan may contain conditions relating to the vesting of the Award (and, with respect to Options and SARs, the right to exercise the Award), which shall provide that the Award shall not be vested (or exercisable, if applicable) any earlier than certain specified times subsequent to its Award Date, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. The Award Agreement shall disclose any vesting conditions.
     (b) Acceleration of Vesting
Upon the occurrence of a Change of Control of the Company, all unexpired and unvested Incentives shall immediately vest in full, and, with respect to Options and SARs, shall be exercisable in full. Notwithstanding any other provision hereof, the vesting of one or more outstanding Incentives may be accelerated by the Board, in the absence of such, at such times and in such amounts as it shall determine in its sole discretion.
4.11 Assignment of Awards
Awards may not be assigned or transferred, provided however that the Personal Representative of a Participant may, to the extent permitted by Sections 5.1 and 5.2, exercise the Incentive within the Exercise Period.
ARTICLE 5
EXERCISE OR CONVERSION OF INCENTIVE

5.1 In General
A vested Incentive may be exercised or converted, during its Exercise Period, subject to limitations and restrictions set forth in the Award Agreement.
5.2 Exercise of Option
(a)	In General. An Option may be exercised only by the Participant or the Personal Representative of the Participant. A Participant or the Personal Representative of any Participant may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Calgary, Alberta on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect on the Expiry Date. With respect to the exercise of part of an Option, the Board may at any time and from time to time fix a minimum or maximum number of Shares in respect of which a Participant may exercise part of any Option held by such Participant.

(b)	Payment upon Exercise. Upon the exercise of any Option, the aggregate Exercise Price shall be paid to the Company in cash or by certified or cashier’s check. In addition, if pre-approved in writing by the Administrator who may arbitrarily withhold consent, the Participant may pay for all or any portion of the aggregate Exercise Price by complying with one or more of the following alternatives:
(i)	by delivering a properly executed Exercise Notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the Exercise Price; or

(ii)	by complying with any other payment mechanism approved by the Administrator at the time of exercise.
5.3 SARs
(a)	In General. A SAR may be exercised only by the Participant or the Personal Representative of the Participant. A Participant or the Personal Representative of the Participant may exercise a SAR in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Calgary, Alberta on the Expiry Date by delivering to the Administrator an Exercise Notice and the applicable Award Agreement. Any SAR or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect. With respect to the exercise of part of a SAR, the Board may at any time and from time to time fix a minimum or maximum number of Shares in respect of which a Participant may exercise part of any SAR held by such Participant.

(b)	Exercise. The Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:
(i)	cash in an amount equal to the excess (if any) of the fair market value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) per Share over the Exercise Price per share specified in such SAR, multiplied by the total number of Shares of the SAR being surrendered;

(ii)	that number of Shares having an aggregate fair market value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(iii)	the Company may settle such obligation in part with Shares and in part with cash.
The distribution of any cash or Shares pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.
5.4 Issuance of Shares; Securities Regulation and Tax Withholding
(a)	Issue of Share Certificates. As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Participant a certificate for the Shares so purchased or acquired. If the number of Shares so purchased or acquired is less than the number of Shares subject to the Award Agreement (or Option Certificate) surrendered, the Administrator shall forward a new Award Agreement (or Option Certificate) to the Participant concurrently with delivery of the aforesaid share certificate for the balance of Shares available under the Award.

(b)	Condition of Issue. The issue of Shares by the Company pursuant to the exercise of an Incentive is subject to the Plan and compliance with the Applicable Laws. The Participant agrees to comply with all such Applicable Laws and agrees to furnish to the Company any information, report and/or undertakings required to comply with and to fully cooperate with the Company in complying with such Applicable Laws.

(c)	Securities Regulation and Tax Withholding
(i)	Shares shall not be issued with respect to an Incentive unless the exercise of such Incentive and the issuance and delivery of such Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Shares.

The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Shares under the Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares.

(ii)	As a condition to the exercise of an Incentive, the Administrator may require the Participant to represent and warrant in writing at the time of such exercise that the Shares are being purchased or acquired only for investment and without any then-present intention to sell or distribute such Shares. If necessary under Applicable Laws, the Administrator may cause a stop-transfer order against such Shares to be placed on the stock books and records of the Company, and a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Shares in order to assure an exemption from registration. The Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION IN THE UNITED STATES OF OPTIONS, SHARES OR THE SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii)	The Participant shall pay to the Company by certified or cashier’s check, promptly upon exercise of an Incentive or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, provincial, local and foreign withholding taxes that the Administrator, in its discretion, determines to result upon exercise of an Incentive or from a transfer or other disposition of Shares acquired upon exercise of an Incentive or otherwise related to an Incentive or Shares acquired in connection with an Incentive. Upon approval of the Administrator, a Participant may satisfy such obligation by complying with one or more of the following alternatives selected by the Administrator:
A.	by delivering to the Company Shares previously held by such Participant or by the Company withholding Shares otherwise deliverable pursuant to the exercise of the Incentive, which Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Administrator) equal to any withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B.	by complying with any other payment mechanism approved by the Administrator from time to time.

(iv)	The issuance, transfer or delivery of certificates representing Shares pursuant to the exercise of Incentives may be delayed, at the discretion of the Administrator, until the Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Income Tax Act (Canada) have been met and that the Participant has paid or otherwise satisfied any withholding tax obligation as described in Section 5.4(c)(iii) above.
ARTICLE 6
CAPITAL ADJUSTMENTS, MERGER, LIQUIDATION OR ARRANGEMENT
6.1 Adjustments upon Changes in Capitalization
The aggregate number and class of Shares for which Awards may be granted under this Plan and the number and class of Shares covered by each outstanding Award, shall all be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from:
(a)	a subdivision or consolidation of Shares or any like capital adjustment, or

(b)	the issuance of any Shares, or securities exchangeable for or convertible into Shares, to the holders of all or substantially all of the outstanding Shares by way of a stock dividend (other than the issue of Shares, or securities exchangeable for or convertible into Shares, to holders of Shares pursuant to their exercise of options to receive dividends in the form of Shares, or securities convertible into Shares, in lieu of dividends paid in the ordinary course on the Shares).
6.2 Merger, Liquidation or Arrangement
Except as provided in Section 6.3 hereof, upon a merger (other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Company) or liquidation of the Company, as a result of which the shareholders of the Company, receive cash, shares or other property in exchange for or in connection with their Shares, any Awards granted hereunder shall terminate, but the Participant shall have the right to exercise any such Option held immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Option Certificate have been satisfied (or accelerated pursuant to Section 4.10(b) hereof).
6.3 Receipt of Exchange Shares
If the shareholders of the Company receive shares in the capital of another corporation (“Exchange Shares”) in exchange for their Shares in any transaction involving a merger (other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of Shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Company), all Options granted hereunder shall be converted into options to purchase Exchange Shares unless the Company and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into options to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Participant’s right to exercise the Options pursuant to, the provisions of Section 6.2. The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the Shares receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Shares.
6.4 Fractional Shares
In the event of any adjustment in the number of Shares covered by any Award, any fractional Shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full Shares resulting from such adjustment.
6.5 Decision of Board; Discretion
All adjustments pursuant to this Section 6.5 shall be made by the Board or its designees or the Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. The grant of an Award shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.
ARTICLE 7
ADMINISTRATION
7.1 Administration
The Plan shall be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any Director, officer or employee of the Company such administrative duties and powers as it may see fit.
7.2 Interpretation
The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Participant. No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

Without limiting the generality of the foregoing and subject to the provisions of the Plan and any Applicable Laws, and with a view to effecting the purpose of the Plan, the Board and its designees shall have sole authority, in their absolute discretion, to:
(a)	construe and interpret the Plan;

(b)	define the terms used in the Plan;

(c)	prescribe, amend and rescind the rules and regulations relating to the Plan;

(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)	grant Awards under the Plan;

(f)	determine the individuals to whom Awards shall be granted under the Plan;

(g)	determine the time or times at which Awards shall be granted under the Plan;

(h)	determine the number and type of Incentives subject to each Award, the duration of each Incentive, and the times at which each Incentive shall become exercisable;

(i)	determine all other terms and conditions of the Awards; and

(j)	make all other determinations and interpretations necessary and advisable for the administration of the Plan.
ARTICLE 8
AMENDMENT AND TERMINATION
8.1 Prospective Amendment
The Board may from time to time amend the Plan, subject to the approval of the Company’s shareholders, if required by applicable regulatory policy, and the terms and conditions of any Incentive thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the Plan, any Award or the Shares or for any other purpose which may be permitted by all relevant laws, rules and regulations provided always that any such amendment shall not alter the terms or conditions of any Award or impair any right of any Participant pursuant to any Award awarded prior to such amendment.
8.2 Retrospective Amendment
The Board may from time to time retrospectively amend the Plan, subject to the approval of the Company’s shareholders, if required by applicable regulatory policy, and with the consent of the affected Participants, retrospectively amend the terms and conditions of any Awards which have been previously granted.
8.3 Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Award or impair any right of any Participant pursuant to any Award granted prior to the date of such termination and notwithstanding such termination, the Company, Awards, Participants, and Shares shall continue to be governed by the provisions of the Plan.
8.4 Agreement
The Company and every person to whom an Award is granted hereunder shall be bound by and subject to the terms and conditions of the Plan and the applicable Award Agreement.

SCHEDULE A
MEGAWEST ENERGY CORP.
CANADIAN EQUITY INCENTIVE PLAN
OPTION CERTIFICATE
This Certificate is issued pursuant to the provisions of the Megawest Energy Corp. Canadian Equity Incentive Plan (the “Plan”) and evidences that                      is the holder of an option (the “Option”) to purchase up to                      common shares (the “Shares”) in the capital stock of the Company at a purchase price of $                     per Share. Subject to the provisions of the Plan:
(a)	the Award Date of this Option is ; and

(b)	the Expiry Date of this Option is .
The right to purchase shares under the Option will vest in the holder in increments over the term of the Option as follows:

Date	Cumulative Number of Shares which may be Purchased

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 local time in Calgary, Alberta on the Expiry Date, by delivery to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to Megawest Energy Corp. in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.
This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.
The foregoing Option has been awarded this ___ day of                                         .

MEGAWEST ENERGY CORP.
Per:

SCHEDULE B
EXERCISE NOTICE

TO:	The Administrator, Canadian Equity Incentive Plan
MEGAWEST ENERGY CORP.
Suite 800, 926 – 5th Ave SW
Calgary, Alberta
T2P 0N7
1. Exercise of Option
The undersigned hereby irrevocably gives notice, pursuant to the Megawest Energy Corp. Canadian Equity Incentive Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):
(a)	all of the Shares; or

(b)	of the Shares which are the subject of the Option Certificate attached hereto. Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercised:		shares

(ii)	times the Exercise Price per Share:	$

	Total Exercise Price:	$

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $                    , payable to Megawest Energy Corp. in an amount equal to the Total Exercise Price of the Shares, as calculated above, and directs the Company to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed, to the undersigned at the following address:

All capitalized terms, unless otherwise defined in this exercise notice, will have the meaning provided in the Plan.
DATED the                      day of                                                                           .

Witness	Signature of Participant

Name of Witness (Print)	Name of Participant (Print)